Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of ZW Data Action Technologies Inc. (“the Company”) on Form S-8 of our report dated March 31, 2026, with respect to our audits of the consolidated financial statements of the Company as at December 31, 2025 and 2024 and for each of the two years in the period ended December 31, 2025, which report is included in the Annual Report on Form 10-K (File No. 001-34647, filed with the SEC on March 31, 2026) of the Company for the year ended December 31, 2025.

/s/ ARK Pro CPA & Co

ARK PRO CPA & Co

Certified Public Accountants

Hong Kong, China

April 15, 2026

PCAOB Firm ID: 3299